Exhibit 4.4

PROSPERITY BANCSHARES, INC.

NON-EMPLOYEE DIRECTOR

RESTRICTED STOCK AGREEMENT

Restricted Stock Agreement made effective the [—] day of [—], 20[—] (“Date of Grant”), between Prosperity Bancshares, Inc., a Texas corporation (the “Company”), and [—] (“Director”).

1.	Award. The Company hereby makes a grant of Restricted Shares (as defined below) subject to the terms and conditions contained herein and in the Plan (as defined below).

(a)	Shares. Pursuant to the Prosperity Bancshares, Inc. 2012 Stock Incentive Plan (the “Plan”), [—] shares (the “Restricted Shares”) of the Company’s common stock, par value $1.00 per share (“Stock”), shall be issued as hereinafter provided in Director’s name subject to certain restrictions thereon.

(b)	Issuance of Restricted Shares. The Restricted Shares shall be issued upon acceptance hereof by Director and upon satisfaction of the conditions of this Agreement.

(c)	Plan Incorporated. Director acknowledges receipt of a copy of the Plan and agrees that this award of Restricted Shares shall be subject to all of the terms and conditions set forth in the Plan, including future amendments thereto, if any, pursuant to the terms thereof, which Plan is incorporated herein by reference as a part of this Agreement.

2.	Restricted Shares. Director hereby accepts the Restricted Shares when issued and agrees with respect thereto as follows:

(a)	Forfeiture Restrictions. To the extent then subject to the Forfeiture Restrictions (as hereinafter defined), the Restricted Shares granted hereunder may not be sold, assigned, transferred, exchanged, pledged, hypothecated or encumbered by Director, and no such sale, assignment, transfer, exchange, pledge, hypothecation or encumbrance, whether made or created by voluntary act of Director or any agent of Director or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company or any agent or any custodian holding certificates for the Restricted Shares. In the event that the Director’s service as a director of the Company is terminated prior to the lapse of the Forfeiture Restrictions as provided in (b) below for any reason other than death or disability, Director shall, for no consideration, forfeit to the Company all Restricted Shares to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions.”

(b)	Lapse of Forfeiture Restrictions. Except as provided below, the Forfeiture Restrictions shall lapse and cease to apply to the Restricted Shares on [—], 20[—].

Notwithstanding the foregoing, upon the occurrence of a Change of Control (as defined in the Plan), the Forfeiture Restrictions shall lapse and cease to apply to all Restricted Shares. If the Director’s service as a director of the Company is terminated because of death or disability, to the extent the Restricted Shares are subject to Forfeiture Restrictions on the date of such termination, such Forfeiture Restrictions shall lapse.

Restricted Shares with respect to which Forfeiture Restrictions have lapsed shall cease to be subject to any Forfeiture Restrictions, and the Company, pending payment of corresponding taxes, shall provide the Director a certificate (without the legend referenced in Section 2(c)) below representing the shares as to which the Forfeiture Restrictions have lapsed.

If the service of Director as a director of the Company shall terminate prior to the lapse of the Forfeiture Restrictions, and there exists a dispute between Director and the Company or the Committee (as defined in the Plan) as to the satisfaction of the conditions to the lapse of the Forfeiture Restrictions or the terms and conditions of the grant, the Restricted Shares shall remain subject to the Forfeiture Restrictions until the resolution of such dispute, except that any dividends that may be payable to the holders of record of Stock as of a date during the period from termination of Director’s service as a director to the resolution of such dispute shall:

(1)	to the extent to which such dividends would have been payable to Director on the Restricted Shares, be held by the Company as part of its general funds, and shall be paid to or for the account of Director only upon, and in the event of, a resolution of such dispute in a manner favorable to Director, and then only with respect to such of the Restricted Shares as to which such resolution shall be so favorable, and

(2)	be retained by the Company in the event of a resolution of such dispute in a manner unfavorable to Director only with respect to such of the Restricted Shares as to which such resolution shall be so unfavorable.

(c)	Certificates. One or more certificates evidencing the Restricted Shares shall be issued by the Company in Director’s name, or at the option of the Company, in the name of a nominee of the Company, pursuant to which Director shall have voting rights and shall be entitled to receive all dividends unless and until the Restricted Shares are forfeited pursuant to the provisions of this Agreement. Each certificate shall bear the following legend:

THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE PROSPERITY BANCSHARES, INC. 2012 STOCK INCENTIVE PLAN AND AN AGREEMENT

ENTERED INTO BETWEEN THE REGISTERED OWNER AND PROSPERITY BANCSHARES, INC. A RELEASE FROM SUCH TERMS AND CONDITIONS SHALL BE OBTAINED ONLY IN ACCORDANCE WITH THE PROVISIONS OF SUCH PLAN AND AGREEMENT, A COPY OF EACH OF WHICH IS ON FILE IN THE OFFICE OF THE SECRETARY OF PROSPERITY BANCSHARES, INC.

Until the Forfeiture Restrictions have lapsed, (i) Director shall not be entitled to delivery of the stock certificate, (ii) the Company shall retain custody of the stock certificate, and (iii) Director may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the shares. A breach by Director of the terms and conditions of this Agreement shall cause a forfeiture of the shares by Director. Upon request of the Committee, Director shall deliver to the Company a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Forfeiture Restrictions. Upon the lapse of the Forfeiture Restrictions without forfeiture, the Company shall deliver to Director a certificate without legend evidencing the vested Restricted Shares with respect to which Forfeiture Restrictions have lapsed, and shall retain a certificate representing unvested Restricted Shares still subject to Forfeiture Restrictions. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of Stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements of any law or regulation applicable to the issuance or delivery of such shares. The Company shall not be obligated to issue or deliver any shares of Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

3.	Status of Stock. Director agrees that, notwithstanding anything to the contrary herein, the Restricted Shares may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Director also agrees that (i) certificates shall bear the legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law, and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

4.	Changes in Capital Structure. If the outstanding shares of Stock or other securities of the Company, or both, shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, or recapitalization, the number and kind of shares of Stock or other securities subject to the Restricted Shares shall be appropriately and equitably adjusted in accordance with the terms of the Plan.

5.	Status as Director. For purposes of this Agreement, Director shall be considered to be in service as a director of the Company as long as Director remains a director of the Company or its Affiliates (as defined in the Plan) or any successor corporation or other legal entity. Any question as to whether and when there has been a termination of such service shall be determined by the Committee in its sole discretion, and its determination shall be final.

6.	Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering, any of the powers, rights or authority vested in the Committee pursuant to the terms of the Plan, including, without limitation, the Committee’s rights to make certain determinations and elections with respect to the Restricted Shares.

7.	Binding Effect. The provisions of the Plan and the terms and conditions of this Agreement shall, in accordance with their terms, be binding upon, and inure to the benefit of, all successors of Director, including, without limitation, Director’s estate and the executors, administrators, or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy, or representative of creditors of Director. This Agreement shall be binding upon and inure to the benefit of any successors to the Company.

8.	Agreement Subject to Plan. This Agreement is subject to the Plan. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference thereto. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. All definitions of words and terms contained in the Plan shall be applicable to this Agreement.

9.	Amendment. Any modification of this Agreement will be effective only if it is in writing and signed by a duly authorized officer of the Company and Director, except to the extent such modification occurs pursuant to a proper amendment of the Plan.

10.	Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Director has executed this Agreement, all effective as of the date first above written.

PROSPERITY BANCSHARES, INC.

By:
Name:
Title:

DIRECTOR

By:
Name: